Exhibit 99.2

THE HOUSTON EXPLORATION COMPANY
Press Release

Houston Exploration Names Carolyn M. Campbell
Senior Vice President and General Counsel

Houston, Texas – March 28, 2006 – The Houston Exploration Company (NYSE:THX) announced today that Carolyn M. Campbell has been named senior vice president and general counsel, effective March 27. Campbell, 44, will oversee all aspects of the company’s corporate legal matters, having a broad spectrum of experience related to mergers and acquisitions, corporate finance, securities, and corporate board-related matters.

Most recently Campbell was senior vice president, group general counsel and secretary at Dynegy Inc. Prior to that she was employed as senior counsel at Akin Gump Strauss Hauer & Feld LLP, and as counsel at King & Spalding LLP. She began her career as an attorney at Griggs & Harrison, P.C.

Campbell graduated magna cum laude from Louisiana State University in 1982 with a bachelor’s degree in accounting and received a law degree from Louisiana State University in 1985.

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Gulf of Mexico, the Arkoma Basin, East Texas, and in the Rocky Mountains. For more information, visit the company’s web site at http://www.houstonexploration.com.

# # #

Contact:	The Houston Exploration Company Melissa R. Aurelio 713-830-6887 maurelio@houstonexp.com